UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

(Date of earliest event reported): August 27, 2007

ARCHON CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	1-9481	88-0304348
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification)

4336 Losee Road, Suite 5

North Las Vegas, Nevada 89030

(Address of principal executive office and zip code)

(775) 732-9120

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01	Other Events

On August 27, 2007, the following institutional investors: D. E. Shaw Laminar Portfolios, L.L.C., LC Capital Master Fund, Ltd, LC Capital/Capital Z SPV, LP, Magten Asset Management Corp, Mercury Real Estate Securities Fund LP, Mercury Real Estate Securities Offshore Fund Limited, Black Horse Capital LP, Black Horse Capital (QP) LP, Black Horse Capital Offshore Ltd, and Plainfield Special Situations Master Fund Limited filed an action against the registrant in the United States District Court for The District of Nevada entitled D.E. Shaw Laminar Portfolios, LLC; et al. v. Archon Corporation, 2:07-CV-01146-PMP-LRL (D. Nev.). The complaint generally concerns the Exchangeable Redeemable Preferred Stock (“Preferred Stock”) of Archon Corporation (the “Company”) and the computed price for its previously-noticed redemption of the Preferred Stock.

The Complaint: (a) seeks a finding by the Court that the Company has breached its obligations under the Company’s Certificate of Designation of the Preferred Stock, dated September 30, 1993 (the “Certificate”), and awarding the plaintiffs full compensation of any and all available damages suffered by the plaintiffs as a result of the Company’s breach of the Certificate; (b) seeks a finding by the Court that the Company’s issuance of its redemption notice with an improper redemption price is an anticipatory breach of a material term of the Certificate and awarding the plaintiffs full compensation of any and all available damages suffered as a result of the Company’s anticipatory breach of the Certificate; (c) seeks a declaration by the Court that if the Company elects to redeem the Preferred Stock, the dividends be properly calculated and compounded per the terms of the Certificate in an amount no less than $7,235,351 up through and including the date of final judgment; (d) seeks an order from the Court calling for the Company to reimburse the plaintiffs’ attorneys’ fees, expenses and costs incurred in enforcing the plaintiffs’ rights; and (e) seeks such other and further relief as the Court may deem appropriate. The full complaint is appended to each of the Schedules 13D filed by the plaintiffs with the U.S. Securities and Exchange Commission on August 28 and 29, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ARCHON CORPORATION

By:	/s/ Paul W. Lowden
Name:	Paul W. Lowden
Title:	Chairman of the Board and President

Dated: August 30, 2007